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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): April 7, 2008
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Commission File Number 000-25375

VIGNETTE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	74-2769415 (IRS Employer Identification No.)
1301 South MoPac Expressway Austin, Texas 78746 (Address of Principal Executive Offices, Including Zip Code)

(512) 741-4300
(Registrant's Telephone Number, Including Area Code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 - Entry into a Material Definitive Agreement

On April 7, 2008, Vignette Corporation (the "Company") entered into a Merger Agreement by and among the Company, Silver Stream Corporation (a wholly owned subsidiary of the Company) and MicroNets, Inc. (d/b/a "Vidavee") (the "Merger Agreement"), pursuant to which, Vidavee will become a wholly owned subsidiary of the Company upon the consummation of the acquisition (the "Merger").

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, the Company will pay approximately $6.6 million in cash for all outstanding shares of Vidavee. The completion of the Merger is subject to various customary closing conditions.

The press release announcing the acquisition is attached at Exhibit 99.1 to this Form 8-K.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which will be filed with the Company's First Quarter 2008 Report on Form 10-Q and is incorporated by reference herein. The Merger Agreement will be included in the Report on Form 10-Q to provide investors and security holders with information about its terms and is not intended to provide any other factual information about the Company or Vidavee. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1 Vignette Corporation Press Release issued on April 9, 2008 regarding the acquisition of Vidavee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
VIGNETTE CORPORATION
Dated: April 9, 2008	By:	/s/ T. Patrick Kelly T. Patrick Kelly Chief Financial Officer